Exhibit 99

MATRIX SERVICE ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2010

TULSA, OK – November 5, 2010 – Matrix Service Co. (Nasdaq: MTRX) today reported its financial results for the first quarter of fiscal 2011 ended September 30, 2010.

Revenues for the first quarter were $151.8 million, an increase of $14.1 million, or 10.2%, from consolidated revenues of $137.7 million in fiscal 2010. Net income for the first quarter of fiscal 2011 was $3.1 million, or $0.12 per fully diluted share. Net income was $4.5 million, or $0.17 per fully diluted share, in the comparable period a year earlier.

Consolidated gross profit was $15.7 million in fiscal 2011 compared to $17.4 million in fiscal 2010. The decrease of $1.7 million was due to lower gross margins which decreased to 10.3% in fiscal 2011 compared to 12.7% a year earlier. Fiscal 2011 selling, general and administrative expenses were $10.6 million compared to $10.1 million in fiscal 2010.

“We are pleased with the improvements we are seeing in our core markets which are reflected in our revenue and backlog growth,” said Michael J. Bradley, President and CEO of Matrix Service Company. “As fiscal 2011 progresses, we remain encouraged that business activity will continue to improve and are reaffirming our previously announced earnings guidance range of $0.60 to $0.80 per fully diluted share.”

Backlog

Consolidated backlog increased $42.0 million, or 11.9%, to $395.2 million as of September 30, 2010 compared to $353.2 million as of June 30, 2010.

Financial Position

At September 30, 2010, Matrix Service’s cash balance was $43.3 million. The Company did not borrow under its revolving credit facility during the three months ended September 30, 2010.

Investigation Update

The Company recorded a charge, which is included in selling, general and administrative expenses, of $0.5 million in the first quarter of fiscal 2011 for the cost of the investigation. Since the internal investigation is complete and all significant costs have been identified, the Company does not believe this matter will significantly affect earnings in future periods.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President and CFO

T: 918-838-8822

E: telong@matrixservice.com

Matrix Service Company

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2010	September 30, 2009

Revenues	$151,838	$137,650
Cost of revenues	136,136	120,232

Gross profit	15,702	17,418
Selling, general and administrative expenses	10,589	10,087

Operating income	5,113	7,331

Other income (expense):
Interest expense	(170)	(174)
Interest income	13	43
Other	27	83

Income before income tax expense	4,983	7,283
Provision for federal, state and foreign income taxes	1,894	2,774

Net income	$3,089	$4,509

Basic earnings per common share	$0.12	$0.17
Diluted earnings per common share	$0.12	$0.17

Weighted average common shares outstanding:
Basic	26,342	26,195
Diluted	26,549	26,437

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2010	June 30, 2010

Assets

Current assets:
Cash and cash equivalents	$43,270	$50,899
Accounts receivable, less allowances (September 30, 2010 - $1,276 and June 30, 2010 - $1,404)	102,719	87,327
Costs and estimated earnings in excess of billings on uncompleted contracts	44,137	40,920
Inventories	2,756	3,451
Income taxes receivable	276	1,779
Deferred income taxes	7,521	8,073
Prepaid expenses	4,062	4,557
Other current assets	100	1,519

Total current assets	204,841	198,525

Property, plant and equipment at cost:
Land and buildings	27,745	27,859
Construction equipment	52,326	52,086
Transportation equipment	19,763	19,192
Office equipment and software	14,449	14,358
Construction in progress	3,278	1,251

	117,561	114,746
Accumulated depreciation	(64,358)	(61,817)

	53,203	52,929

Goodwill	27,303	27,216
Other intangible assets	4,083	4,141
Other assets	3,150	1,997

Total assets	$292,580	$284,808

Matrix Service Company

Condensed Consolidated Balance Sheets (continued)

(In thousands, except share data)

(unaudited)

	September 30, 2010	June 30, 2010

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$38,010	$44,769
Billings on uncompleted contracts in excess of costs and estimated earnings	37,034	28,877
Accrued insurance	7,937	8,257
Accrued wages and benefits	16,990	13,538
Current capital lease obligation	775	772
Other accrued expenses	6,353	6,572

Total current liabilities	107,099	102,785

Long-term capital lease obligation	11	259
Deferred income taxes	3,846	4,179

Total liabilities	110,956	107,223

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2010, and June 30, 2010	279	279
Additional paid-in capital	112,201	111,637
Retained earnings	84,341	81,252
Accumulated other comprehensive income	882	495

	197,703	193,663
Less: Treasury stock, at cost –1,545,740 shares as of September 30, 2010, and 1,546,512 shares as of June 30, 2010	(16,079)	(16,078)

Total stockholders’ equity	181,624	177,585

Total liabilities and stockholders’ equity	$292,580	$284,808

Results of Operations

(in thousands)

(unaudited)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended September 30, 2010
Gross revenues	$99,620	$54,431	$—	$154,051
Less: Inter-segment revenues	2,106	107	—	2,213

Consolidated revenues	97,514	54,324	—	151,838
Gross profit	11,344	4,358	—	15,702
Operating income	4,779	334	—	5,113
Segment assets	147,082	97,252	48,246	292,580
Capital expenditures	872	238	1,149	2,259
Depreciation and amortization expense	1,549	1,249	—	2,798

Three Months Ended September 30, 2009
Gross revenues	$80,579	$60,176	$—	$140,755
Less: Inter-segment revenues	2,908	197	—	3,105

Consolidated revenues	77,671	59,979	—	137,650
Gross profit	11,096	6,322	—	17,418
Operating income	5,266	2,065	—	7,331
Segment assets	129,969	90,672	62,417	283,058
Capital expenditures	268	87	678	1,033
Depreciation and amortization expense	1,683	1,336	—	3,019

Segment revenue from external customers by market is as follows:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Three Months Ended September 30, 2010
Aboveground Storage Tanks	$40,780	$21,232	$62,012
Downstream Petroleum	20,927	22,406	43,333
Electrical and Instrumentation	29,922	10,686	40,608
Specialty	5,885	—	5,885

Total	$97,514	$54,324	$151,838

Three Months Ended September 30, 2009
Aboveground Storage Tanks	$31,394	$26,791	$58,185
Downstream Petroleum	24,433	27,681	52,114
Electrical and Instrumentation	13,487	5,507	18,994
Specialty	8,357	—	8,357

Total	$77,671	$59,979	$137,650

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

The following table provides a summary of changes in our backlog for the three months ended September 30, 2010:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2010	$197,675	$155,541	$353,216
New backlog awarded	124,803	69,046	193,849
Revenue recognized on contracts in backlog	(97,514)	(54,324)	(151,838)

Backlog as of September 30, 2010	$224,964	$170,263	$395,227